Exhibit 99.1

461 SO. MILPITAS BLVD.
MILPITAS CA
95035 USA

NEWS
Not for Release

GLOBALSTAR ANNOUNCES THIRD QUARTER
RESULTS FOR 2009

Key Quarterly Highlights;
•	Globalstar began to ship new smaller and lighter SPOT Satellite GPS Messenger™
•	New Best Buy and Pep Boys distribution agreements expand SPOT points of distribution to nearly 10,000
•	Globalstar total subscriber base grew to over 382,000
•	Globalstar began implementation of Simplex data network upgrades designed to increase messaging capacity by 10X

MILPITAS, CA. --  (November 5, 2009) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, governments and consumers, today announced its operational and financial results for the three and nine-month periods ended September 30, 2009.

Major Company Highlights:

•
On July 1st Globalstar announced it had completed a $738 million financing.  The financing funds the deployment of the Company’s 24 second-generation satellites.  Globalstar now has the resources needed to deploy a new constellation designed to last beyond 2025.

•
Globalstar continued to exhibit significant growth in subscribers for Simplex data and SPOT Satellite GPS Messenger™ during the third quarter of 2009.  The Company completed the period ended September 30, 2009 with 382,313 subscribers, 52,925 more than it had at September 30, 2008.

•
As of September 30, 2009, Globalstar had received orders to ship more than 167,000 units to the nearly 10,000 SPOT Satellite GPS Messenger points of distribution in North America, Europe, Latin America, Australia, New Zealand, and Southeast Asia.  During the quarter, SPOT Satellite GPS Messenger distribution agreements were completed with Best Buy Co., Inc. and The Pep Boys retailers in the United States

•
On July 9 the Company announced that Peter Dalton had been appointed as its Chief Executive Officer.  Mr. Dalton has served as a director of the Company since 2004, as Chair of the Audit Committee and has served as chief executive officer of Dalton Partners, Inc., a turnaround management firm, since January 1989.  As chief executive officer of Dalton Partners, Inc., Mr. Dalton also has served as chief executive officer and director of a number of its clients.

•
Globalstar began to ship initial limited quantities of its new enhanced SPOT Satellite GPS Messenger.  The new SPOT device is approximately 30 percent smaller and lighter than the original award-winning product.  Initial shipments of the new product began in late September.

•
Globalstar continued to demonstrate its commitment to growing its consumer SPOT Satellite GPS Messenger and commercial Simplex data M2M markets by commencing installation of Simplex 2.0 network upgrades, supplied by Comtech Aero Astro.  The software upgrades, expected to be completed later this fall, are designed to enhance the overall customer messaging capacity by 10X and increase the data receiver sensitivity of the Globalstar Simplex data network.

•
The Company’s total revenue, net loss and net loss per share for the three-month period ended September 30, 2009 were $17.5 million, $5.5 million and $0.04 respectively, compared to $22.5 million, $26.0 million and $0.31, respectively, for the same three months of 2008.  Globalstar’s nine-month results, consolidated statements of operations and other financial and operating information appear later in this press release.

“With the financing completed, we can now focus our energies on the major operational milestones pertaining to the manufacture and launch of our second-generation satellite constellation,” said Jay Monroe, Executive Chairman, Globalstar, Inc.  “The deployment of our new satellite constellation, expected to begin in 2010, will pave the way for the immediate return of the high quality and reliability historically provided to Globalstar’s voice and duplex data subscribers.  It will also position us to be first to market with a second-generation satellite network and a host of advanced IP Multimedia Subsystem or IMS based mobile satellite.”

“Throughout the quarter we continued to expand our Simplex data network messaging capacity and geographic coverage capabilities while we introduced enhanced new SPOT Satellite GPS Messenger products and services,” said Peter Dalton, Chief Executive Officer, Globalstar, Inc.  Mr. Dalton added, “Thanks to the innovation of Globalstar, we are in the enviable position of owning and operating a low-cost highly reliable global Simplex satellite data network capable of delivering affordable high utility consumer and enterprise solutions.  We intend to fully take advantage of this by effectively identifying SPOT Satellite GPS Messenger consumer and enterprise opportunities and by working within each of the markets to deliver the required hardware and service solutions.”

About Globalstar, Inc.
With over 350,000 subscribers, Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial and recreational users in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

###

For further media information:
Globalstar, Inc.
Dean Hirasawa
(408) 933-4006
Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements such as, “We intend to fully take advantage of this by effectively identifying SPOT Satellite GPS Messenger consumer and enterprise opportunities and by working within each of the markets to deliver the required hardware and service solutions,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including demand for our products and services, including commercial acceptance of our new Simplex products, including SPOT Satellite GPS Messenger, and the ability to retain and migrate our two-way communications services subscribers to our second-generation constellation when it is deployed; problems relating to the construction, launch or in-orbit performance of our existing and future satellites, including the effects of the degrading ability of our first-generation satellite constellation to support two-way communication; problems relating to the ground-based facilities operated by us or by independent gateway operators; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; our ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30, 2009	Sept 30, 2008	Sept 30, 2009	Sept 30, 2008
		As Adjusted – Note 1		As Adjusted – Note 1

Revenue:
Service revenue	$13,260	$16,150	$36,953	$48,833
Equipment sales	4,261	6,375	11,447	18,825
Total revenue	17,521	22,525	48,400	67,658
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	9,403	10,452	27,772	26,534
Cost of equipment sales:
Cost of equipment sales	1,987	4,942	7,814	14,050
Cost of equipment sales — Impairment of assets	7	---	655	404
Total cost of equipment sales	1,994	4,942	8,469	14,454
Marketing, general, and administrative	12,328	17,372	37,713	48,602
Depreciation and amortization	5,473	7,196	16,365	19,135
Total operating expenses	29,198	39,962	90,319	108,725
Operating loss	(11,677)	(17,437)	(41,919)	(41,067)
Other income (expense):
Interest income	181	1,474	365	4,407
Interest expense	(1,763)	(1,201)	(5,144)	(2,499)
Derivative gain (loss)	5,993	(229)	5,196	(25)
Other	1,839	(6,587)	393	1,587
Total other income (expense)	6,250	(6,543)	810	3,470
Loss before income taxes	(5,427)	(23,980)	(41,109)	(37,597)
Income tax expense (benefit)	92	2,039	(70)	2,234
Net loss	$(5,519)	$(26,019)	$(41,039)	$(39,831)
Loss per common share:
Basic	$(0.04)	$(0.31)	$(0.30)	$(0.48)
Diluted	(0.04)	(0.31)	(0.30)	(0.48)
Weighted-average shares outstanding:
Basic	144,827	84,631	135,831	83,711
Diluted	144,827	84,631	135,831	83,711

NOTE 1 – Adjusted to reflect Retrospective Adoption of FSP APB 14-1

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.
RECONCILIATION OF GAAP TO ADJUSTED
(Dollars in thousands, except ARPU)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Revenue
Service Revenue	$13,260	$16,150	$36,953	$48,833
Equipment Revenue	4,261	6,375	11,447	18,825
Total Revenue	$17,521	$22,525	$48,400	$67,658

Operating Expenses
Cost of Services	9,403	10,452	27,772	26,534
Cost of Subscriber Equipment	1,994	4,942	8,469	14,454
Marketing, General and Administrative	12,328	17,372	37,713	48,602
Depreciation & Amortization	5,473	7,196	16,365	19,135
Impairment of Assets	-	-	-	-
Total Operating Expenses	$29,198	$39,962	$90,319	$108,725

Operating Income/(Loss)	$(11,677)	$(17,437)	$(41,919)	$(41,067)

Interest and Derivative Income/(Expense)	4,411	44	417	1,883
Other Income/(Expense)	1,839	(6,587)	393	1,587
Income Tax Expense (Benefit)	92	2,039	(70)	2,234

Net Income/(Loss)	$(5,519)	$(26,019)	$(41,039)	$(39,831)

EBITDA	$(4,365)	$(16,828)	$(25,161)	$(20,345)

Impairment of Assets	6	(8)	654	404
Non-Cash Compensation	2,699	3,427	8,345	10,655
2nd Generation Development	2,081	1,474	4,313	2,089
Other One Time Non Recurring Charges	924	552	1,583	552
Foreign Exchange and Other Loss/(Income)	(1,839)	6,587	(393)	(1,587)

Adjusted EBITDA	$(494)	$(4,796)	$(10,659)	$(8,232)
Adjusted EBITDA Margin	(3%)	(21%)	(22%)	(12%)

Retail ARPU	$27.60	$35.32	$25.49	$37.34

(1)
Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income.  The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(2)
EBITDA represents earnings before interest, income taxes, depreciation and amortization.  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

(3)
Adjusted EBITDA is further adjusted to exclude non-cash compensation expense, asset impairment charges, foreign exchange gains/(losses) and certain other non-cash charges.  Management uses Adjusted figures for EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(Dollars in thousands, except ARPU)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Subscribers (End of Period)	382,313	329,388	382,313	329,388
Retail	110,293	118,802	110,293	118,802
IGO	65,598	74,272	65,598	74,272
Simplex	206,422	136,314	206,422	136,314

Net Subscriber Additions/(Losses)	10,830	13,477	37,983	45,262
Retail	(1,820)	(839)	(5,078)	(4,290)
IGO	(3,893)	(3,657)	(8,165)	(7,036)
Simplex	16,543	17,973	51,226	56,588

Retail Churn	1.2%	1.6%	1.2%	1.6%

ARPU
Retail	$27.60	$35.32	$25.49	$37.34
IGO	$(0.16)	$3.89	$1.23	$3.62
Simplex	$6.11	$4.85	$5.63	$4.36

Cash capital expenditures	$172,311	$68,888	$252,133	$209,370

Liquidity at end of period /1	$441,095

Note:
/1	Includes $131.7 million cash on hand, $34.3 million Debt Service Reserve Account, $215.1 million available under the COFACE Facility, and $60.0 million Thermo contingent equity account.